Exhibit 1

A Clear Choice for Motient Investors July 2006 www.ABetterMotient.com

Proxy Legend Under Federal Securities Laws IMPORTANT INFORMATION HIGHLAND STRONGLY ADVISES ALL SECURITY HOLDERS OF MOTIENT TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY HIGHLAND AND THE OTHER PARTICIPANTS IN THE SOLICITATION FOR USE AT MOTIENT'S ANNUAL MEETING SCHEDULED TO BE HELD ON JULY 12, 2006. SUCH DEFINITIVE PROXY STATEMENT IS AVAILABLE FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV, AT HIGHLAND'S PROXY WEBSITE AT HTTP://WWW.ABETTERMOTIENT.COM OR BY CONTACTING HIGHLAND'S SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885, OR BY COLLECT CALL AT (212) 929- 5500. www.ABetterMotient.com 2

Motient Investors Have a Clear Choice: If you vote management's white proxy card, we believe you will be: Ceding control of your investment to SkyTerra/Apollo while shouldering substantial transaction costs, in hopes Apollo will look out for your best interests Potentially paying significant individual taxes, on top of Motient's corporate taxes Likely limiting the upside of Motient's share price because we expect that Motient will be forced to conduct a dilutive equity offering to pay the SkyTerra deal tax bill and fund TerreStar operations; according to Motient's 1Q 2006 Form 10-Q, Motient has $67 million and TerreStar has $82 million, respectively, in cash and cash equivalents Leaving Motient and TerreStar nearly crippled TerreStar will likely run out of cash this year and Motient doesn't appear to have the cash to even pay its tax bill Management admits that certain of TerreStar's financials prior to consolidation with Motient in May 2005 are unreliable Management admits it has limited experience operating a satellite company Supporting management's rewarding of Jerry Abbruzzese (CTA) and Gary Singer, a convicted felon, for their use of Motient, a public company, as a fee generating entity for their own benefit Stating that good corporate governance does not matter 3

Motient Investors Have a Clear Choice: If you vote Highland's GOLD proxy card, we believe you will be: Replacing a weak management team with experienced leaders who can get a value-maximizing deal done Taking advantage of our nominees' years of industry and executive experience, knowledge of Motient's potential partners, and track record of value creation Acknowledging that stockholders deserve to have a board and management team free of conflicts, who will aggressively evaluate the various strategic options available and choose the one most likely to improve stockholder value, rather than rushing into what we believe is a bad deal Recognizing that Motient has the time (at least 6-9 months) to make sure it is choosing the best path for value maximization Restoring the upside potential for Motient's stock price Stating that good corporate governance does matter, consistent with the recommendations of both ISS and Glass Lewis 4

Some Final Questions to Consider: Clearwire, an MSV and TerreStar peer, announced a $900 million investment by Intel and Motorola on 7/5/06. According to Jefferies & Co., the investment's implied valuation of $0.30 per MHz-POP is double the $0.15 per MHz-POP at which the market currently values Motient's assets.* With the growing interest in spectrum assets, why is Motient's Board in such a rush to sell its largest asset, when waiting a few months may well result in additional upside for Motient stockholders? Why hasn't MSV been able to do a deal, especially given the current environment? Do you believe Motient's Board and management had your best interests in mind when they decided to sell, especially when: Half of the current Board is stepping down, and four of the remaining five directors had only been on the Board for less than three months when they approved the complex SkyTerra deal? This transaction appears to vest COO Christopher Downie (in Motient and TerreStar restricted stock and options, respectively)? *From a report published by Jefferies & Co. on July 6, 2006. We note that neither the author nor publication cited herein have consented to the use of such report as proxy solicitation materials. 5

Vote FOR Highland's Full Slate and Proposals Highland strongly encourages Motient stockholders to vote today by signing, dating and returning the GOLD proxy card. Vote for eight highly-qualified, independent and principled individuals whose first priority would be to serve the best interests of and maximize value for all stockholders. You can vote (or change your vote) up until the polls close at Motient's Annual Meeting of Stockholders on July 12. You can vote by mail, fax or electronically. If you have previously signed a white proxy card, you may revoke that vote by immediately signing, dating and returning the GOLD proxy card previously sent to you. If you have questions about Highland's solicitation, or need assistance in voting your GOLD proxy card, please call Highland's proxy solicitors, MacKenzie Partners, Inc. Toll-free at (800) 322-2885, or Call collect at (212) 929-5500 If you wish to speak directly with any of Highland's nominees, please contact Niles Chura at (972) 628-4100 or MacKenzie Partners Inc. at (800) 322-2885 or (212) 929-5500. 6

HCM Board of Directors Nominees Bios Eugene A. Sekulow, 75 Former President, NYNEX International, now Verizon Communications. Mr. Sekulow has been a Senior Fellow and Board Member, Adventis Corporation, a leading strategy consulting firm to the telecom, media & entertainment and technology industries, and Adjunct Professor, Columbia University Graduate School of Business. He is currently a Managing Director of NavaTel, LLC, a specialized firm assisting communications companies in entering U.S. and global markets. With over forty years of telecommunications experience, Mr. Sekulow is also an independent consultant to major U.S., European and Asian telecommunications carriers, equipment providers and investors. From 1985 to 1994, Mr. Sekulow served as President of NYNEX International and Executive Vice President, International - NYNEX Corporation. Prior to NYNEX, he worked at RCA in various positions, including Executive Vice President, RCA Corporation and President, RCA International Company. Earlier in his career, Mr. Sekulow was an Instructor/Assistant Professor at The Johns Hopkins University in the Department of Political Science. Mr. Sekulow is active in several organizations, including the Council on Foreign Relations and the Economic Club of New York. He is Chairman Emeritus of the German American Chamber of Commerce and Co-Chair, Board of Trustees of the American Institute of Contemporary German Studies of The Johns Hopkins University. Additionally, Mr. Sekulow has been a guest lecturer at The Johns Hopkins University, University of Pennsylvania, Lehigh University, University of South Carolina, Pace University, and University of Geneva. Mr. Sekulow received a Ph. D. and M.A. from The Johns Hopkins University, as well as Certificates of Matriculation from the University of Oslo and the University of Stockholm. 7

HCM Board of Directors Nominees Bios David R. Van Valkenburg, 64 Chairman of Balfour Associates, a firm providing counsel to chief executives, boards of directors, senior lenders, and private equity funds, and Chairman and President of Zero Point Corporation, a computer network engineering company. He has more than 30 years of experience managing cable telecommunications companies around the world. He was appointed the Independent Advisor in the Adelphia bankruptcy case from 2002 through 2003. Prior to that, Mr. Van Valkenburg held various positions, including Executive Vice President of Media One Group from 1999 to 2000, Executive Vice President, Media One International from 1996 to 1999, and Chief Executive Officer and Chief Operating Officer of Telewest Communications plc (NLTI) from 1997 to 1999. Prior to Telewest, he was President of MultiVision Cable TV Corporation (VRNT), President of Cablevision Industries (CVC), President of Paragon Communications (a MSO joint venture between Time Warner Cable and Houston Industries, Inc.), and President and Executive Vice President of Cox Cable Communications Inc. Currently, Mr. Van Valkenburg is on the Board of Directors and Executive Committee of The Cable Center and a member of the National Association of Corporate Directors, a non-profit organization that serves the corporate governance needs of directors and boards. Additionally, Mr. Van Valkenburg is the Chairman of the Compensation and Equity Ownership Committee of the Board of Directors of Harmonic Inc. (HLIT) since October 2001 and Chairman of the Audit Committee of the Board of Directors of Moscow CableCom Corporation (MOCC) since January 2005. He also serves on the Boards of 360 Networks Inc., Looking Glass Networks, Inc., TVN Entertainment Corporation, and Contec Corporation. In 1994, Mr. Van Valkenburg was inducted into the Cable TV Pioneers, an organization that recognizes the contributions individuals make to the cable telecommunications industry. Mr. Van Valkenburg conducted doctoral study at the University of Pittsburgh and received an M.B.A. in Finance from Harvard University, an M.S. in Radiation Biophysics from University of Kansas, and a B.A. in Science Composite from Malone College. 8

HCM Board of Directors Nominees Bios Charles Maynard, 62 Chief Executive and Managing Member of LightPort Digital USA LLC, a provider of integrated GSM / Wi-Fi, VoIP, fiber optics and satellite/cable services. Since 1976, Mr. Maynard has held a wide range of positions within top-level management for telecommunications, wireless and satellite companies. The scope of his responsibilities has included mergers and acquisitions, business planning, product conceptualization and development, as well as general profit and loss management. Before joining LightPort, Mr. Maynard was the Chief Operating Officer and divisional Chief Executive Officer of Able Telcom Holdings, dba: Adesta, a $550 million communications holding company. Prior to that, Mr. Maynard was Chief Executive Officer of INSAT, which managed aspects of the Motorola/Kyocera wireless distribution channel, as well as Telesat products and services. From 1993 to 1996, Mr. Maynard was the Managing Director of U.S. Wireless Projects for TDF, a division of France Telecom. Mr. Maynard also served as the President of Cincinnati Bell Wireless and Executive Vice President of AT&T Technologies from 1984 to 1993. Mr. Maynard is an advisor and investor in several high-tech wireless communications companies, including TracStar, Digital Fleet and Terrallon. 9

HCM Board of Directors Nominees Bios George A. Overstreet Jr., 62 Associate Dean for Research & Center Development and Director for the Center for Growth Enterprises at the University of Virginia's McIntire School of Commerce, where he is also a Professor of Commerce and holder of the Walker Chair in Growth Enterprises. Professor Overstreet is an expert in valuation analysis, and his major research and consulting work focus on valuation measurement and the use of operational research techniques in financial management. He has served in a consulting and executive education capacity for numerous entities, organizations and public and private companies, including the U.S. Department of Justice, the American Bar Association, and the Association of Credit Union League Executives, Citicorp, Exxon, Chevron, Marathon, and British Petroleum. Professor Overstreet's research has been published in numerous academic journals, including the Journal of Bank Research; Journal of Retail Banking; Journal of Commercial Bank Lending; Journal of Risk and Insurance; Journal of Insurance Regulation; and Journal of Real Estate Research. Professor Overstreet is a Huebner Postdoctoral Fellow at the University of Pennsylvania, and has received a Ph.D. in Finance and M.A. in Finance and Insurance from the University of Alabama, an M.B.A. from the University of Texas at Austin, as well as a B.B.A. from the University of Texas at Austin. 10

HCM Board of Directors Nominees Bios Steven S. Turoff, CPA, 60 Chairman and Founder of The Renaissance Consulting Group, Inc., a firm which specializes in helping financially troubled enterprises plan and implement successful business reorganizations. Mr. Turoff has been a Certified Public Accountant for approximately 35 years and actively involved in numerous engagements including the William Herbert Hunt Liquidating Trust, Zale Corporation, Silk Greenhouse, Inc., Miller Personnel Inc, and FIRSTPLUS Financial, Inc. Additionally, he managed the Chapter 11 bankruptcy reorganizations of Bonanza International Corporation and was a member of senior management of Braniff Airways, Incorporated during its reorganization. Prior to that, Mr. Turoff spent 11 years in public accounting, with an emphasis on auditing, at Arthur Young & Company. During that time, Mr. Turoff served an audit client base within a variety of industries, including communications, commercial and mortgage banking, commodities, natural resources, restaurant, data processing, manufacturing, automobile distribution and leasing, and transportation. Mr. Turoff is a member of the American Bankruptcy Institute, Turnaround Management Association, American Institute of CPAs and the Dallas Chapter of the Texas Society of CPAs. He received his B.B.A degree in Accounting from Hofstra University. 11

HCM Board of Directors Nominees Bios John J. Ray III, 47 Managing Director at Avidity Partners, LLC, a company that provides management, advisory and administrative services to distressed companies. Mr. Ray is currently serving as Chairman of the Board and President of post-confirmation Enron Corporation. Mr. Ray has also served as Trustee of a number of Liquidation and Litigation trusts, including the Fruit of the Loom Liquidation Trust, the Burlington Industries Liquidation Trust and a litigation trust in connection with the National Century Health Care bankruptcy. Mr. Ray served as Chief Administrative Officer, General Counsel and Secretary of Fruit of the Loom from 1998 to 2002, where he oversaw the direct handling of all public company legal matters, including litigation, SEC and stock exchange matters, debt financing and the administration of all stock- based compensation plans. From 1989 to 1998, Mr. Ray served in various operational general counsel roles for Waste Management, Inc. and affiliated companies. During that time he was involved in the acquisition and disposition of public and private companies and the formation of joint ventures, partnerships and teaming agreements. Earlier in his career, Mr. Ray practiced law at Mayer, Brown & Platt and employed as a tax professional at Touche Ross & Co. He received his J.D. from Drake University and B.A. from the University of Massachusetts at Amherst. 12

HCM Board of Directors Nominees Bios Jeffrey E. Ginsberg, 42 Executive Chairman of InfoHighway Communications, a CLEC with over 15,000 customers and $110 million in annual revenue that provides telecommunications services to business customers in the Northeast United States. Mr. Ginsberg has extensive senior level wireless and wireline operating experience, and has significant expertise directing company strategy, organizing capital raising, supervising mergers and acquisitions, and developing strategic operating relationships. As Executive Chairman, he leads the overall strategic direction of InfoHighway, with an emphasis on capital raising, corporate development and managing the finance and accounting functions of the business. Prior to that, Mr. Ginsberg was Chairman, Chief Executive Officer and Co-founder of Eureka Broadband Corporation, a building local exchange carrier, or BLEC, and predecessor entity to InfoHighway, from June 1999 to August 2005. During the telecommunications market "meltdown" that occurred in 2001, Mr. Ginsberg led Eureka through a decisive and aggressive restructuring of its balance sheet and business operations and returned the business to profitability. While at InfoHighway and Eureka, Mr. Ginsberg has completed nine successful M&A transactions and raised over $150 million in capital. Before founding Eureka, Mr. Ginsberg was Chairman and Co-Founder of Apex Site Management, one of the largest telecommunications site management firms in the United States at the time of its sale in December 1999 for $60 million. Mr. Ginsberg started the business in November 1994, was responsible for all capital raising and M&A, and also spearheaded numerous site management relationships with real estate owners and tower owners such as cable operators, broadcast companies and utilities. Mr. Ginsberg also co-founded Horizon Cellular Group, which grew from a start-up in 1991 (in partnership with McCaw Cellular) to become one of the 20 largest cellular system operators in the United States until its sale for $575 million in 1996. At Horizon, Mr. Ginsberg served as Director of Corporate Development and was responsible for acquisition and integration of operating businesses and cellular licenses as well as the development and negotiation of inter-carrier relationships. From 1988 to 1991, Mr. Ginsberg was a Principal at First Eastern Merchant Banking Group, an investment banking/venture capital firm that he co-founded. Between 1986 and 1988, he was an Associate in the Investment Banking Department of Janney Montgomery Scott in Philadelphia. Mr. Ginsberg received a B.S. in Finance and Accounting from the Wharton School of the University of Pennsylvania in 1986, where he graduated cum laude. 13

HCM Board of Directors Nominees Bios Niles K. Chura, 36 Portfolio Manager at Highland Capital Management, L.P, an investment adviser specializing in credit and alternative investments and the largest shareholder of Motient Corporation. As Portfolio Manager, Mr. Chura manages more than $1.5 billion of investments. Highland's holdings in this industry consist of both par and distressed securities, and include equities, high yield bonds and leveraged loans. He has extensive experience in finance/valuation, investing in telecommunications companies, negotiating and closing senior debt transactions, and advising on the restructuring of competitive telecom carriers. Mr. Chura's expertise includes determining enterprise valuations and debt capacity, and in understanding how the regulatory environment affects telecommunications companies. Prior to joining Highland, Mr. Chura was a member of the media and telecom portfolio management group at Bank of America, where he participated in a variety of financial situations, most notably Bell Canada Enterprises' CDN $6.23 billion repurchase of Bell Canada shares. Earlier in his career, Mr. Chura worked in the finance and planning group at American Airlines. His responsibilities there included conducting airline profitability analysis and financial planning. Mr. Chura was also a field artillery officer in the U.S. Army, serving overseas for three and a half years. Mr. Chura received his M.B.A. in Finance from Yale University and a B.A. in Economics and Government from The College of William & Mary. 14